INITIAL CAPITAL AGREEMENT


                                                                   June __, 2004


Board of Trustees of
TFS Capital Investment Trust
1800 Bayberry Court, Suite 103
Richmond, Virginia 23226


Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of the TFS Market Neutral Fund, a series of the TFS Capital Investment Trust, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                             Very truly yours,

                                             [NAME OF SUBSCRIBOR]

                                             By: __________________________





     Confirmed and Accepted:

     TFS CAPITAL INVESTMENT TRUST

     By:  _____________________________